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                                                                 EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


            SBS Technologies Completes Acquisition of Avvida Systems

ALBUQUERQUE, NM (June 30, 2003) - SBS Technologies(R) (NASDAQ: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced the closing of the acquisition of Avvida Systems, Inc., a privately held company located in Waterloo, Ontario, Canada. SBS' agreement to acquire Avvida Systems was previously announced on June 12, 2003. The purchase price of the acquisition was $5.5 million, plus transaction costs, and was funded with a combination of existing cash and SBS stock. Avvida will continue to do business as SBS Technologies (Canada), Inc. (SBS Canada).

Avvida specializes in developing imaging solutions for commercial, military and communications applications. Avvida's products are based on Field Programmable Gate Array (FPGA) centric computing that provides system on a chip functionality. This technology is capable of being applied to many products within SBS' existing product portfolio to create new products for image processing and embedded visualization applications.

"We have targeted adding FPGA-based image processing capabilities into our offering for some time, and we are pleased that Avvida provides that strategic fit for SBS and our customers," said Clarence W. Peckham, Chief Executive Officer of SBS. "The acquisition of Avvida is a critical initiative in our strategy to provide a full range of innovative embedded computing solutions to the government, commercial, communications and enterprise markets," added Peckham.

Ronald E. Strauss, Vice President of SBS Canada and co-founder of Avvida, said, "We are excited about the opportunity to complement SBS' embedded computing products with our own. SBS is an established supplier to the embedded computer market, and we share a common commitment to providing world class, high performance computing solutions to our customers. With the additional sales, marketing and engineering resources of SBS, we expect to expand our market position in all of SBS' markets," continued Strauss.

ABOUT SBS TECHNOLOGIES, INC.

SBS Technologies, Inc., (Nasdaq: SBSE), founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers (OEMs) to serve the commercial, communications, enterprise, and government markets. SBS products are integrated into a variety of applications, including communication networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards, computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS maintains six primary operating locations, has regional sales offices throughout the United States and has international sales offices in four countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future expansion of SBS products containing technologies developed by Avvida Systems, the integration of Avvida Systems and its technologies by SBS, new product development, and the continued development of a competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally; a high degree of uncertainty and rapid change in the markets addressed by SBS' products; customer acceptance of and demand for SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; SBS' technology capabilities; the financial condition of SBS' customers; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2002 filed with the SEC.

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Contact:      Jennifer D. Wade
              Investor Relations
              Tel. (505) 875-0600
              Fax. (505) 875-0404
              email: jwade@sbs.com